Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-80167, 333-145272 and 333-193162) of Popular, Inc. of our report dated June 30, 2014 relating to the financial statements of Popular, Inc. U.S.A. 401(k) Savings & Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Chicago, IL
June 30, 2014